AXA Equitable Funds Management Group Fund Services Agreement April 2015

TABLE OF CONTENTS

SECTION

1. INTENTION OF THE PARTIES; DEFINITIONS		1
1.1	Intention of the Parties	1
1.2	Definitions; Interpretation	1
2. WHAT J.P. MORGAN IS REQUIRED TO DO		3
2.1	The Services	3
2.2	No Duty to Monitor Compliance	4
2.3	No Responsibility for Tax Returns	4
2.4	Storage of Records.	4
2.5	Compliance with Laws and Regulations.	5
2.6	Change Control.	5
3. ELECTRONIC ACCESS		5
3.1	Electronic Access.	5
4. FEES AND EXPENSES OWING TO J.P. MORGAN		6
4.1	Fees and Expenses.	6
5. ADDITIONAL PROVISIONS		6
5.1	Representations of the Customer and J.P. Morgan.	6
5.2	The Customer to Provide Certain Information to J.P. Morgan.	6
5.3	Information Used to Provide the Service.	7
6. WHERE J.P. MORGAN IS LIABLE TO THE CUSTOMER OR THE FUNDS		7
6.2	Force Majeure.	9
6.3	J.P. Morgan May Consult with Counsel.	9
7. TERM AND TERMINATION		9
7.1	Term and Termination.	9
7.2	Other Grounds for Termination.	9
7.3	Consequences of Termination.	10
7.4	Transition following Termination.	10
8. MISCELLANEOUS		10
8.1	Notices.	10
8.2	Successors and Assigns.	11
8.3	Entire Agreement.	11
8.4	Insurance.	11
8.5	Governing Law and Jurisdiction.	11
8.6	Severability; Waiver; and Survival.	12
8.8	Use of J.P. Morgan’s Name.	13
8.9	Counterparts.	13
8.10	No Third Party Beneficiaries.	13
SCHEDULE 1 SUB-ACCOUNTING AND NAV CALCULATION SERVICES		14
APPENDIX A NET ASSET VALUE ERROR CORRECTION POLICY AND PROCEDURES		18
SCHEDULE 2 FUND SUB-ADMINISTRATION SERVICES		20
FEES AND EXPENSES		20
SCHEDULE 3 REMUNERATION		24
ANNEX A ELECTRONIC ACCESS		25

AXA Equitable Funds Management Group Fund Services Agreement April 2015

Page i

FUND SUB-SERVICES AGREEMENT

This Agreement, dated April 1, 2015, is between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company whose principal place of business is at 1290 Avenue of the Americas, New York, New York 10104 (the “Customer”) and JPMORGAN CHASE BANK, N. A. with a place of business at One Beacon Street, Boston, Massachusetts 02108 (“J.P. Morgan”).

1.	Intention of the Parties; Definitions

1.1	Intention of the Parties

(a)	The Customer is the investment adviser and administrator to AXA Premier VIP Trust, a series trust registered under the Investment Company Act of 1940, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in its Registration Statement, as amended from time to time.

(b)	The Customer has requested J.P. Morgan to provide Sub-Accounting and NAV Calculation Services and Fund Sub-Administration Services, with respect to the Funds, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules. J.P. Morgan will be responsible for the performance of only those duties set forth in this Agreement.

1.2	Definitions; Interpretation

(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Sub-Accounting and NAV Calculation Services” means the services described in Schedule 1.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means an entity controlling, controlled by, or under common control with, J.P. Morgan or Customer, as the case may be.

“Applicable Law” means any applicable statute (including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”)), treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by the Customer (or by any agent designated by the Customer) to act on behalf of Customer or the Funds under this Agreement and any person who has been given an access code by a security

AXA Equitable Funds Management Group Fund Services Agreement April 2015

administrator appointed by the Customer which allows the provision of instructions. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, instructions from the Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of the Funds.

“Change” has the meaning given in Section 2.6.

“Change Control” means the process set out in Section 2.6.

“Change Request” has the meaning given in Section 2.6.

“Confidential Information” means and includes all non-public information concerning the Customer and/or the Funds which J.P. Morgan receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan develops independently without using the Confidential Information or obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Distributor” means any entity or structure, the purpose of which is to make the shares of the Funds available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by the Customer to J.P. Morgan for the Services.

“Fund Sub-Administration Services” means the services described in Schedule 2.

“Fund(s) means each series of AXA Premier VIP Trust as described in the Registration Statement.

“Investment Adviser” means any person or entity appointed as investment adviser or manager of any of the Funds, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, taxes (other than taxes based solely on J.P. Morgan’s income) or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

“Prospectus” means the prospectus of the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of AXA Premier VIP Trust, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“SAI” means the Statement of Additional Information of the Funds as supplemented, updated or amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

“Services” means the Sub-Accounting and NAV Calculation Services and Fund Sub-Administration Services.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

“Shareholder Records” means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

“Shares” means the shares issued by the Funds.

“Shareholder” means a holder of Shares.

(b)	Headings are for reference and convenience only and are not intended to affect interpretation.

(c)	References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)	Unless the context requires otherwise, references in this Agreement to “persons” shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; use of the term “including” shall be deemed to mean “including but not limited to,” and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

2.1	The Services

(a)	The Customer hereby appoints J.P. Morgan to act as sub-administrator, and to provide the Services, with respect to each of the Funds and J.P. Morgan agrees to act as sub-administrator, and to

AXA Equitable Funds Management Group Fund Services Agreement April 2015

provide the Services, with respect to the Funds (subject to any limitations notified by the Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b)	J.P. Morgan shall act as agent of the Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(c)	The Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services. J.P. Morgan acknowledges that it has an obligation of care with regard to the preparation of the tax reporting included in the Services.

2.2	No Duty to Monitor Compliance

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any restriction or guideline imposed on any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of any of the Funds, the Investment Adviser, their respective delegates or any other person whatsoever (other than J.P. Morgan or any of its Affiliates or sub-contractor) with any such restrictions or guidelines.

2.3	No Responsibility for Tax Returns

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide the Customer with information regarding taxable events in the United States in relation to the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Funds except as expressly set forth in this Agreement.

2.4	Storage of Records.

To the extent permitted by Applicable Law, J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, including any Fund’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of the Fund’s and its auditors’ legal and regulatory duties.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

2.5	Compliance with Laws and Regulations.

J.P. Morgan will comply with Applicable Law in the United States with respect to the provision of the Services. J.P. Morgan is not responsible in any way for Customer’s compliance or the Funds’ compliance (or for causing Customer or the Funds to comply) with any Applicable Law.

2.6	Change Control.

(a)	If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”), then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)	Promptly following the receipt of a Change Request, the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and whether and upon what basis J.P. Morgan will be compensated for implementing the Change Request.

(c)	If a change to Applicable Law requires a change to the provision of the Services, the parties shall follow the Change Control processes. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

(d)	J.P. Morgan shall be entitled to charge the Customer for any changes required as a result of the change in Applicable Law affecting the Customer and/or any of the Funds in a materially different way than it affects J.P. Morgan’s other customers, or which the Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees, subject to following the Change Control processes.

3.	Electronic Access

3.1	Electronic Access.

Access by the Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Annex A.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

4.	Fees and Expenses Owing to J.P. Morgan

4.1	Fees and Expenses.

(a)	The Customer will pay J.P. Morgan for the Services under this Agreement the fees as set forth in Schedule 3 hereto, or as otherwise agreed upon in writing between the Customer and J.P. Morgan from time to time.

(b)	In addition to the fees provided for above, the Customer shall be responsible for the payment of all the reasonable fees and disbursements of J.P. Morgan in connection with the establishment, and ongoing business of the Customer and/or any Fund, all governmental or similar fees, charges, taxes, and duties levied in or by any relevant authority in the United States on or in respect of the Customer and/or any Fund which are incurred by J.P. Morgan, and any other customary or extraordinary expenses. The Customer shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including postage and stationery in connection with mailings to shareholders and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and the cost of any independent pricing service used to obtain securities prices or to act as backup to the primary pricing services in connection with determining the net asset values of the Trust in cases where the Customer directs the use of such services instead of J.P. Morgan’s usual pricing vendors.

(c)	Invoices will be payable within thirty (30) days of the date of the invoice. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice that is not subject to a bona fide dispute.

5.	Additional Provisions

5.1	Representations of the Customer and J.P. Morgan.

(a)	The Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is the Customer’s legal, valid and binding obligation, enforceable against Customer in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by the Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation, enforceable against J.P. Morgan in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

5.2	The Customer to Provide Certain Information to J.P. Morgan.

Upon request, the Customer will promptly provide to J.P. Morgan such information related to the Services, or necessary for J.P. Morgan to perform its customary due diligence, as J.P. Morgan may reasonably request.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

5.3	Information Used to Provide the Service.

The Customer agrees with J.P. Morgan that any information the Customer provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.	Where J.P. Morgan is Liable to the Customer or the Funds

6.1	Standard of Care; Liability.

(a)	J.P. Morgan shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Customer or the Funds, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting,

(i)	from willful malfeasance, bad faith or negligence on J.P. Morgan’s part in the performance of its duties;

(ii)	from reckless disregard by J.P. Morgan of its obligations and duties under this Agreement;

(iii)	from J.P. Morgan’s refusal or failure to comply with the terms of this Agreement; or

(iv)	from the material and adverse breach of any representation or warranty of J.P. Morgan.

In no event shall J.P. Morgan be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if J.P. Morgan has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)	Subject to Section 6.1(a) above, J.P. Morgan shall not be responsible for, and the Customer shall indemnify and hold J.P. Morgan, its Affiliates, and their respective nominees, directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, reasonable attorneys’·fees and expenses, payments, expenses and liabilities incurred by J.P. Morgan, any of its agents, or the Customer’s or the Funds’ agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

(i)	any and all actions of J.P. Morgan or its officers or agents required to be taken pursuant to this Agreement;

(ii)	the reliance on or use by J.P. Morgan or its officers or agents of information, records, or documents which are received by J.P. Morgan or its officers or agents and furnished to them by or on behalf of the Customer or the Funds, and which have been prepared or maintained by the Customer or the Funds or any third party on behalf of the Customer or the Funds;

AXA Equitable Funds Management Group Fund Services Agreement April 2015

(iii)	the Customer’s refusal to comply with the terms of this Agreement or the Customer’s lack of good faith, or its/their actions or lack thereof, involving negligence or willful malfeasance;

(iv)	the breach of any representation or warranty of the Customer hereunder;

(v)	the reliance on or the carrying out by J P Morgan or its officers or agents of any proper instructions reasonably believed to be duly authorized;

(vi)	any delays, inaccuracies, errors in or omissions from information or data provided to J.P. Morgan by data, corporate action, or pricing services or securities brokers and dealers;

(vii)	the offer or sale of shares by the Funds in violation of any requirement under the Federal Securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Funds or their service providers and agents other than J.P. Morgan, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Funds prior to the effective date of this Agreement;

(viii)	any failure of the Funds’ Registration Statement to comply with the 1933 Act and the 1940 Act (including the rules and regulation thereunder) and any other Applicable Laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Funds’ Prospectus or SAI;

(ix)	the failure of the Customer or by the Funds and their Distributor to comply with applicable securities, tax, commodities and other laws, rules and regulations, and

(x)	all actions, inactions, omissions, or errors caused by or resulting from the willful malfeasance, bad faith or negligence of third parties to whom J.P. Morgan, the Customer or the Funds has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Customer or by the Funds.

(c)	In performing its services hereunder, J.P. Morgan shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from an Authorized Person, , and shall be indemnified by the Customer for any loss or expense caused by such reasonable reliance.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

6.2	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that the Customer or any of the Funds may suffer or incur, caused by an act of God, fire, flood, civil disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (other than on the part of J.P. Morgan or its employees), malfunction of equipment or software (except where such malfunction is primarily and directly attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan.

6.3	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisors of the Customer or the Funds), and shall not be liable to Customer under this Agreement for any action taken or omitted pursuant to such advice provided that J.P. Morgan has acted with reasonable care.

7.	Term and Termination

7.1	Term and Termination.

This Agreement shall be in effect for an initial term of one year from the Services Commencement Date (the “Initial Term”). The Agreement will automatically renew for additional one year periods effective from the first anniversary of the date of the end of the Initial Term of this Agreement, unless and until a valid termination notice is given by the Customer or J.P. Morgan at least sixty (60) days prior to the end of the applicable term.

7.2	Other Grounds for Termination.

(a)	In the event of the termination of the custody agreement between J.P. Morgan and the Funds, this Agreement shall terminate effective on the date that the Funds’ assets are transitioned to a successor custodian pursuant to paragraph 9.2 of the custody agreement between J.P. Morgan and the Funds.

(b)	Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following:

AXA Equitable Funds Management Group Fund Services Agreement April 2015

(i)	the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)	the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within 30 days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

7.3	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party’s obligations under this Agreement with respect to all outstanding transactions at the date of termination.

7.4	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation and information as are held by it under this Agreement, to any replacement provider of the Services or to such other person as the Customer may direct. Except as otherwise provided in Section 7.2, J.P. Morgan shall provide the Services until a replacement sub-administrator is in place, subject to the terms and conditions of this Agreement (including Article 4). J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance. The Customer undertakes to use its best efforts to appoint a new sub-administrative service provider as soon as possible.

To the extent required by Applicable Law, the provisions of Section 2.4 shall survive Termination of this Agreement.

8.	Miscellaneous

8.1	Notices.

Notices pursuant to Article 7 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

8.2	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to any Affiliate or subsidiary of J.P. Morgan.

8.3	Entire Agreement.

This Agreement, including the Schedules, Appendices and Annexes, sets out the entire Agreement between the parties in connection with the subject matter hereof, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written. Amendments must be in writing and signed by both parties.

8.4	Insurance.

The Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of the Customer or the Funds. J.P. Morgan will, however, provide summary information of its own general insurance coverage, to the Customer upon written request.

8.5	Governing Law and Jurisdiction.

This Agreement will be construed, regulated and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws, except that the foregoing shall not reduce any statutory right to choose New York law or forum. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

AXA Equitable Funds Management Group Fund Services Agreement April 2015

8.6	Severability; Waiver; and Survival.

(a)	If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)	Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c)	The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7	Confidentiality.

(a)	Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Law, a regulator with jurisdiction over J.P. Morgan’s, the Customer’s or Funds’ business, or with the consent of the Customer.

(b)	The Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i) any service providers and/or vendors to the Funds that J.P. Morgan believes are reasonably required by such person to provide the relevant services;

(ii) its Affiliates, professional advisors, auditors, and public accountants as necessary to perform the Services or perform risk and managerial oversight, provided that such disclosures are subject to appropriate obligations of confidentiality; and

(iii) where requested or required (by any interrogatory, request for information or documents, subpoena, deposition, civil investigative demand or other process or by any government regulatory or self-regulatory authority).

If J.P. Morgan is requested to provide Confidential Information pursuant to 8.7(b)(iv), it will provide Customer with prompt notice of any such request or requirement (to the extent legally permissible to do so) so that Customer or the Funds may seek an appropriate protective order or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or receipt of a waiver or otherwise J.P. Morgan is, in the reasonable opinion of its counsel, compelled to disclose Confidential Information, it may disclose that portion of the Confidential Information which its counsel advises it to disclose. In any event, J.P. Morgan will not oppose action by the Customer or the Funds to obtain an appropriate protective order or other reliable assurance

AXA Equitable Funds Management Group Fund Services Agreement April 2015

that confidential treatment will be accorded the Confidential Information required to be disclosed. No failure or delay by Customer or the Funds in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude the exercise of any other right, power or privilege hereunder.

(c)	Except as otherwise required by Applicable Law or as needed to enforce the terms of this Agreement, the parties shall hold the terms and conditions of this Agreement, including, without limitation, any commercial terms, in confidence, except that the Customer may provide a copy of the Agreement to the Funds and the Funds may (i) describe the terms of the Agreement in the Registration Statement as required by Applicable Law and (ii) file the Agreement as an exhibit to the Registration Statement.

8.8	Use of J.P. Morgan’s Name.

The Customer agrees not to use (or permit the use of) J.P. Morgan’s name in any document, publication or publicity material relating to the Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as sub-administrator to the Funds.

8.9	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

8.10	No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

AS WITNESS the hand of the duly authorized officers of the parties hereto:

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC	JPMORGAN CHASE BANK, N.A.

By:___________________________________ Name: Steven M. Joenk Title: Chairman, Chief Executive Officer and President Date:	By:___________________________________ Name: Title: Date:

AXA Equitable Funds Management Group Fund Services Agreement April 2015

SCHEDULE 1

Sub-Accounting and NAV Calculation Services

J.P. Morgan will provide the following sub-accounting and NAV calculation services, subject to oversight, review and approval by the Customer.

A.	Definitions

1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by the Customer to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV” means, in relation to any of the Funds, the net asset value per Share for that Fund.

“NAV Error” has the meaning given in Appendix A.

“Transfer Agent” means any entity that provides subscription and redemption requests to J.P. Morgan with respect to any shares of the Funds, as notified by the Customer or an Authorized Person to J.P. Morgan in writing.

“Valuation Procedures” means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	Fund Accounting

1.	Maintenance of Accounting Records.

(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts).

(b)	J.P. Morgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Transfer Agent on a total aggregate basis.

(c)	J.P. Morgan is not required to calculate performance fees, or performance fee waivers, or collars, except as may be agreed with the Customer.

2.	Distributions.

(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Customer.

3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation and information which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions. The Customer shall coordinate all requests for assistance by auditors.

C.	Fund Valuations

1.	NAV Calculation and Reporting.

(a)	J.P. Morgan shall perform NAV calculations in accordance with:

(i)	the Prospectus;

(ii)	the 1940 Act;

(iii)	Valuation Procedures; and

(iv)	instructions which are consistent with J.P. Morgan’s operating model, provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

(b)	J.P. Morgan shall perform the following NAV calculation functions Daily, unless otherwise agreed with the Customer:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Transfer Agent;

(iii)	recording interest income, amortization/accretion income and dividend income;

(iv)	accruing Fund (or class) expenses according to instructions received from the Customer;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts;

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Customer or its designee, as approved by the Board; and

(viii)	following directions from the Customer with respect to the fair valuation of assets of the Fund.

(c)	J.P. Morgan shall report confirmed NAV calculations to

(i)	the Customer;

(ii)	the Transfer Agent; and

(iii)	such third parties as agreed with the Customer.

2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in Appendix A to this Schedule:

(a)	J.P. Morgan shall report all NAV Errors to the Customer promptly upon discovery.

(b)	The Customer shall ensure that all errors in NAV calculations identified by it are reported to J.P. Morgan as soon as reasonably practicable following discovery.

(c)	J.P. Morgan shall correct NAV Errors as and when required by Appendix A to this Schedule.

J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of any Fund shall be subject to Appendix A to this Schedule.

3.	Prices of OTC Derivatives and Certain Other Assets.

(a)	If Customer elects to use the J.P. Morgan OTC Derivative Administration Solutions valuation service to value OTC Derivative Contracts held by a Fund, that service will be provided in accordance with, and be subject to, the terms and conditions set forth in [Schedule 5].

(b)	Except as set forth in paragraph (a), J.P. Morgan shall value OTC Derivative Contracts and other investments that J.P. Morgan reasonably determines do not have a readily ascertainable fair market value in accordance with procedures provided by Customer. It is agreed that in cases where such procedures involve the use of an algorithm or other model, J.P. Morgan shall have no responsibility for any defect or flaw in that model or for its appropriateness for use for the specific asset.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1	J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant custodian (including itself for assets held in custody by J.P. Morgan), and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the same frequency as performed for other AXA funds in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2	In cases where J.P. Morgan or one of its Affiliates is not the custodian for any given Fund, or does not hold assets belonging to the Fund in its custody, the Customer shall ensure that the applicable custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for that Fund. The Customer also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

J.P. Morgan shall make available a standard set of reports as agreed with the Customer.

F.	Services Requiring Separate Arrangements

1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between the Customer and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed). The non-standard services and special reports will be subject to the Change Control processes set forth in Section 2.6.

2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Control process set forth in Section 2.6, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

APPENDIX A

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share. This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV. When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV. When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)	If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period. If the Fund incurred a net loss, the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)	If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) the Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.

(i)

With respect to individual Shareholder Losses, the Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares. Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)	With respect to Fund Losses, the Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses. (Note that there is no netting of Fund Losses (as described in (c)(i) above) where the error equals or exceeds 1⁄2 of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)	In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent. With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)	If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)	In cases where a NAV Error has occurred, the Customer, upon J.P. Morgan’s request, will instruct the Transfer Agent to reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons. If the Transfer Agent does not agree to reprocess transactions resulting from a NAV Error for which J.P. Morgan is a responsible person, J.P. Morgan’s liability will be limited to the amount it would have been liable for had the reprocessing occurred.

(g)	In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)	In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

SCHEDULE 2

Fund Sub-Administration Services

MUTUAL FUNDS SUB-ADMINISTRATION AGREEMENT

AXA PREMIER VIP TRUST

SCHEDULE A

FEES AND EXPENSES

MAY 1, 2011

Fund Accounting and Fund Administration Services

Annual Fixed Charge (non Multi-Managed)
Based on average net assets:
Fund assets less than $100 million	$15,000
Fund assets greater than $100 million	$20,000
Annual Fixed Charge (Multi-Managed)
Composite Fee	$2,000
Per Sleeve Fee	$25,000
Basis Point Charge
Based on average net assets:
First $3 billion	1.50 bp
Next $3 billion	1.25 bp
Next $4 billion	1.00 bp
Next $10 billion	0.75 bp

Out of Pocket Charges

FMG LLC and/or the Funds will reimburse JPMorgan reasonable out-of-pocket expenses incurred on their behalf.

J.P. Morgan will provide the following sub-administration services, subject to oversight, review and approval by the Customer.

A.	Portfolio Compliance Service.

1.	Subject to the timely availability of accurate data, J.P. Morgan will perform testing of the Fund’s portfolio compliance:

(i)	on a daily basis with respect to such investment restrictions and other regulatory requirements that are directed by the Customer and are within J.P. Morgan’s product capability to track, in a manner reasonably acceptable to J.P. Morgan;

(ii)	on a quarterly basis with respect to the requirements of Section 817(h) of the Internal Revenue Code and applicable Treasury Regulations;

(iii)	on a quarterly basis with respect to the requirements of Section 851 of the Internal Revenue Code and applicable Treasury Regulations for qualification as a regulated investment company; and

will report its findings to the Customer from time to time as directed by Customer (the “Portfolio Compliance Service”). The Customer shall assist J.P. Morgan in the testing and sign-off of the set-up of the restrictions and requirements incorporated into J.P. Morgan’s systems.

B.	Financial Reporting Services.

J.P. Morgan will prepare the reports and filings below for the review and approval by the Customer’s officers and will file such documents with the SEC upon receipt of approval from the Customer’s officers.

1.	Semi-Annual and Annual Reports.

J.P. Morgan will prepare financial information for the Funds’ semi-annual reports, annual reports and financial statements for routine prospectus updates.

2.	24f-2 Notices.

J.P. Morgan will prepare the annual Rule 24f-2 Notice.

3.	Form N-Q.

J.P. Morgan will prepare Form N-Q for the first and third quarter of each Fund’s fiscal year.

4.	Form N-SAR.

J.P. Morgan will prepare Form N-SAR on a semi-annual basis.

5.	Form N-CSR.

J.P. Morgan will compile information for Form N-CSR on a semi-annual basis.

6.	Pro-forma Financial Statements.

J.P.Morgan will prepare pro-forma financial information for the Funds as requested by the Customer.

7.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): in-house type-setting and publishing.

C.	Tax Services

J.P. Morgan will provide the following tax services, subject to the review and approval of the Customer and/or the Funds’ auditors.

1.	Preparation of Certain Documents:

J.P. Morgan shall prepare the following for review and approval by the Customer:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)	Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(iv)	All items requested by the Customer regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes.

2.	Financial Statement Support:

J.P. Morgan will support the Funds’ financial statement process by preparing and reviewing the following:

(i)	Return of Capital Statement of Position (ROC SOP) disclosure.

(ii)	Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table – prior year and current year), distributable earnings, capital loss carry forward and (if applicable) post October loss.

(iii)	60 day notice information required by the Internal Revnue Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

3.	Additional Services.

The following services are available by arrangement between the Customer and J.P. Morgan (and subject to additional fees): REMIC OID calculations, accelerated fiscal or excise tax reporting, mutually agreed upon-tax consulting, assistance with Internal Revenue audits or audits conducted by state taxing authorities, assist and test for ownership charges (based upon mutually agreed upon procedures) and determine personal holding company status, as deemed necessary.

D.	General Administration Services

1.	Dividend Distributions.

J.P. Morgan will calculate dividend distributions in accordance with the Funds’ distribution policies and assist the Customer in making final determinations of distribution amounts.

2.	Expense Accruals.

J.P. Morgan will record Fund or class expense accruals established by the Customer and review expense projections and accruals on a periodic basis as directed by the Customer.

3.	Expense Payments.

Upon instruction by the Customer, J.P. Morgan will arrange for the payment of each Fund’s (or class’) expenses.

SCHEDULE 3

Remuneration

[To be agreed by the parties]

ANNEX A

Electronic Access

1.	J.P. Morgan may permit the Customer and its Authorized Persons to access certain electronic systems and applications (collectively, the “Products”) and to access or receive electronically Data (as defined below) in connection with the Agreement. J.P. Morgan may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. J.P. Morgan shall use reasonable efforts to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if J.P. Morgan determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2.	In consideration of the fees paid by the Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan-owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products or transferred electronically to the Customer or its Authorized Persons (the “Data”) for the Customer’s internal business use only. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by the Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Annex. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by J.P. Morgan from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to J.P. Morgan.

3.	The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with J.P. Morgan’s software. Each of the Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4.	In cases where J.P. Morgan’s web site is unexpectedly down or otherwise unavailable, J.P. Morgan shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct J.P. Morgan or obtain reports from J.P. Morgan. J.P. Morgan shall not be liable for any loss or damage arising out of the Customer’s use of, access to or inability to use the Products via J.P. Morgan’s web site in the absence of J.P. Morgan’s gross negligence or willful misconduct.

5.	Use of the Products may be monitored, tracked, and recorded in a manner consistent with Applicable Law.

6.	The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.	The Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users upon written request. The Customer further represents and warrants to J.P. Morgan that the Customer shall not access the service from any jurisdiction which J.P. Morgan informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.	The Customer will be subject to and shall comply with all applicable laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9.	The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Annex.